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                                                                     Exhibit 23b







CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements of General Growth Properties, Inc. on Forms S-3 (File Nos. 33-90556, 333-11067, 333-15907 and 333-17021) and on Forms S-8 (File Nos. 33-79372, 333-07241 and
333-11237) of our report dated July 19, 1996 on our audit of the Statement of Revenues and Certain Expenses of Park Mall for the year ended December 31, 1995 which report is included in this Form 8-K/A of General Growth Properties, Inc. dated February 18, 1997.



ADDISON, ROBERTS & LUDWIG, P.C.


Tucson, Arizona
February 18, 1997